Exhibit (b)(1)

Wells Fargo Bank, National Association Wells Fargo Securities, LLC 550 South Tryon Street Charlotte, North Carolina 28202

CONFIDENTIAL

June 17, 2019

Project Propel

Commitment Letter

Crane Co.

100 First Stamford Place

Stamford, Connecticut 06902

Attention: Richard A. Maue, Senior Vice President and Chief Financial Officer

Ladies and Gentlemen:

Crane Co. (the “Company” or “you”) has advised Wells Fargo Securities, LLC (“Wells Fargo Securities”) and Wells Fargo Bank, National Association (“Wells Fargo Bank”) that you intend to acquire directly or indirectly (the “Acquisition”) all of the issued and outstanding equity interests of CIRCOR International, Inc., a Delaware corporation (the “Target”), pursuant to either (a) a tender offer (as such tender offer may be amended, supplemented or otherwise modified from time to time, the “Tender Offer”) for all of the issued and outstanding equity interests of the Target (collectively, the “Shares”), including any Shares that may become outstanding upon the exercise of options or other rights to acquire Shares after the commencement of the Tender Offer but before the consummation of the Tender Offer, for a purchase price consisting of cash consideration set forth in the initial offer to purchase, to be dated June 17, 2019, pursuant to which the Tender Offer is made (the “Initial Offer to Purchase”) and all material documents entered into by you or your subsidiaries in connection with the Tender Offer (such documents, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time, are collectively referred to herein as the “Tender Offer Documents”) pursuant to which you accept for payment and pay for a number of Shares that, when added to the Shares owned by you or any of your subsidiaries, constitutes at least ninety percent (90%) of the outstanding Shares on a fully diluted basis, followed immediately by a merger of CR Acquisition Company, a Delaware corporation, and a wholly-owned domestic subsidiary of the Company (“MergerSub”) with and into the Target, with the Target being the surviving entity, pursuant to Section 253(a) of the Delaware General Corporation Law (the “DGCL”) in the manner contemplated by the Tender Offer Documents (a “253(a) Merger”, and the consummation of the Acquisition pursuant to the Tender Offer and a 253(a) Merger, a “TO-253(a) Merger Transaction”), or (b) an agreement and plan of merger (or similarly styled agreement) to be entered into among the Company, MergerSub and the Target (the “Transaction Agreement”), which Acquisition will be consummated either (i) pursuant to a one-step merger (a “One-Step Merger”) in which MergerSub will be merged with and into the Target, with the Target as the surviving entity (a “One-Step Merger Transaction”), or (ii) pursuant to a two-step transaction (a “Two-Step Merger Transaction”) consisting of (A) a first step Tender Offer for all outstanding Shares (other than any Shares held by the Company or one of its subsidiaries) for cash consideration as set forth in the Transaction Agreement pursuant to which you accept for payment and pay for a number of Shares that, when added to the Shares owned by you or any of your subsidiaries, constitutes at least a majority of the outstanding Shares on a fully diluted basis, followed by (B) a second step merger in which MergerSub will be merged with and into the Target pursuant to Section 251(h) of the DGCL, with the Target as the surviving entity, where such merger has been approved by the board of directors of the Target under Section 203 of the DGCL (unless Section 203 of the DGCL is inapplicable to such merger) (the “Second Step Merger”).

In connection with the foregoing, you have also advised us that you intend to pay the cash consideration for the Acquisition, to refinance certain existing indebtedness of the Target, and to pay the fees and expenses incurred in connection therewith with (a) available cash on hand, including amounts that may be drawn under the Existing Credit Agreement (as defined in the Term Sheet (as defined below)) and (b) a new 364-day term loan credit facility (the “Credit Facility”) in an aggregate amount of up to $1.50 billion as further described on Exhibit B (the Credit Facility, together with the consummation of the Acquisition and related transactions described on Exhibit A hereto being referred to herein collectively as the “Transaction”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Term Sheet, the Summary of Conditions to Effectiveness attached hereto as Exhibit C and the Summary of Additional Conditions to Funding attached hereto as Exhibit D, collectively, the “Commitment Letter”). The date on which the parties thereto shall have entered into the Credit Documentation (as defined in the Term Sheet) and the Credit Facility shall have closed is referred to as the “Closing Date”. The date on which the Credit Facility is funded and the Acquisition is consummated is referred to as the “Funding Date”.

Wells Fargo Securities is pleased to advise you that it is willing to act as a lead arranger and bookrunner for the Credit Facility (in such capacities, the “Lead Arranger”), and Wells Fargo Bank is pleased to advise you of its commitment to provide the entire amount of the Credit Facility (in such capacity, the “Commitment Lender”; collectively with the Lead Arranger and any additional parties appointed as the Additional Arranger and the Additional Commitment Lender (each as defined below) in accordance with the terms hereof, the “Commitment Parties”). This Commitment Letter, including the Term Sheet, Exhibit C and Exhibit D hereto, set forth the principal terms and conditions on and subject to which each of the Commitment Lender and the Additional Commitment Lender is willing to make available the Credit Facility; provided that notwithstanding anything in this Commitment Letter, the Term Sheet, the Fee Letter (as defined below), the Credit Documentation or any other letter or undertaking concerning the Credit Facility, the only conditions to the availability of the Credit Facility on the Funding Date are the Specified Conditions (as defined below).

It is agreed that Wells Fargo Securities will act as a lead arranger and bookrunner in respect of the Credit Facility, and that Wells Fargo Bank will act as the sole administrative agent (in such capacity, the “Administrative Agent”) in respect of the Credit Facility. You agree that, except as set forth in the following paragraph, no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter) will be paid in connection with the Credit Facility unless you and we shall so agree.

Wells Fargo Securities reserves the right to syndicate the Credit Facility to a group of lenders (together with Wells Fargo Bank and, if applicable, the Additional Commitment Lender, the “Lenders”) identified by us and approved by you (such approval not to be unreasonably withheld, conditioned or delayed), in each case excluding (a) any entity identified by legal name by you to us in writing prior to the date hereof, (b) any entity that is a competitor of you, the Target or your or the

Target’s respective subsidiaries and that is identified by legal name by you to us in writing from time to time prior to the Closing Date (or to the Administrative Agent following the Closing Date) and (c) any affiliate of any entity identified pursuant to clause (a) or (b) above that is identifiable (based solely on the similarity of the legal name of such affiliate to the name of the entity previously identified by legal name by you to us in writing) as an affiliate of any such entity referred to in clause (a) or (b) above or that is identified by legal name to us in writing from time to time prior to the Closing Date (or to the Administrative Agent following the Closing Date) (any such entity in clause (a), (b) or (c) above, a “Disqualified Institution”; provided that in the case of each of clauses (a), (b) and (c), the foregoing shall not apply to retroactively disqualify any entity that has previously acquired an interest in the loans or commitments under the Credit Facility to the extent that any such entity was not a Disqualified Institution at the time of the applicable assignment or participation, but no additional assignments or participations may be made to such entity); provided that notwithstanding Wells Fargo Securities’ right to syndicate the Credit Facility and receive commitments with respect thereto, (i) it is agreed that any syndication of, or receipt of commitments in respect of, all or any portion of the Commitment Lender’s or the Additional Commitment Lender’s commitment hereunder prior to the Closing Date, whether or not you have complied with your obligations related to syndication hereunder, shall not be a condition to the commitment of the Commitment Lender or the Additional Commitment Lender to make the Credit Facility available on the Closing Date, and fund the Loans thereunder on the Funding Date, and (ii) the Commitment Lender (other than in respect of an assignment to the Additional Commitment Lender or an Eligible Lender (as defined below) as set forth in this paragraph), the Additional Commitment Lender and any Eligible Lender (A) shall not be relieved, released or novated from its obligations hereunder (to the extent a party hereto) or under the Credit Documentation (including its obligation to fund the Credit Facility on the Funding Date) in connection with any syndication, assignment or participation of the Credit Facility, including its commitment in respect thereof, until after the initial funding under the Credit Facility on the Funding Date has occurred and (B) shall retain exclusive control over all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications and amendments (including any waiver of the Specified Conditions), until after the initial funding under the Credit Facility on the Funding Date has occurred; provided, further, that the commitment of the Commitment Lender with respect to the Credit Facility shall be reduced dollar-for-dollar and the Commitment Lender shall be relieved, released and novated from its obligations hereunder and under the Credit Documentation to the extent of such reduction (including its obligation to fund the Credit Facility on the Funding Date with respect to such reduced amount) as and when commitments for the Credit Facility are received from Lenders (including the Additional Commitment Lender), but only to the extent each such Lender both (1) is approved by you (provided that you hereby approve any institution that is a lender under the Existing Credit Agreement as of the date hereof), and (2) becomes (x) a party to this Commitment Letter as the Additional Commitment Lender prior to the Closing Date in accordance with the terms hereof, or (y) party to the Credit Documentation as a “Lender” thereunder on or after the Closing Date (any such Lender, an “Eligible Lender”), and, upon the satisfaction of the foregoing, the Additional Commitment Lender and any such other Eligible Lender shall have exclusive control over all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications and amendments (including any waiver of the Specified Conditions). For the avoidance of doubt, and subject to the last paragraph of this Commitment Letter, upon the Closing Date, the commitments of the Commitment Lender and the Additional Commitment Lender hereunder in respect of the Credit Facility shall terminate. Without regard to your obligations to assist with syndication efforts as set forth below, it is understood that neither the Commitment Lender’s commitment hereunder nor the Additional Commitment Lender’s commitment hereunder is subject to syndication of the Credit Facility. Wells Fargo Securities reserves the right to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of its syndication efforts, the Commitment Parties’ may have Lenders commit to the Credit Facility on or prior to the Closing Date (subject to the limitations set forth in the provisos to the preceding sentences). Notwithstanding the foregoing, you may appoint one (1) additional lead arranger and bookrunner (the “Additional Arranger”) (it being understood that, to the extent you appoint the Additional Arranger in respect of the Credit Facility, the commitment of Wells Fargo Bank will be reduced ratably by the amount of the commitment of the Additional Arranger or its relevant affiliate (either such entity acting in such capacity, the “Additional Commitment Lender”) upon the execution by the Additional Arranger and the Additional Commitment Lender of customary joinder documentation in respect of this Commitment Letter in form and substance reasonably satisfactory to us and you) and, thereafter, (I) the Additional Arranger shall be a lead arranger and bookrunner for the Credit Facility, and (II) the Additional Arranger and the Additional Commitment Lender shall constitute Commitment Parties hereunder; provided that (x) the Additional Arranger shall be reasonably acceptable to Wells Fargo Securities (such approval not to be unreasonably withheld or delayed), (y) the Additional Arranger shall be appointed no later than 10 business days after the Specified Trigger Date (as defined in the Fee Letter) (or such later date as is reasonably acceptable to Wells Fargo Securities), and (z) the fees payable to the Additional Arranger shall be in an amount mutually agreed between the Company and the Additional Arranger; provided, further that Wells Fargo Securities will have “left” placement in any confidential information memoranda for the Credit Facility and in any other marketing materials used in connection with the syndication of the Credit Facility. The commitments of the Commitment Lender and the Additional Commitment Lender hereunder are several and not joint.

You agree to actively assist Wells Fargo Securities in completing a timely syndication that is reasonably satisfactory to Wells Fargo Securities and you. Such assistance shall include, without limitation, until the earlier to occur of (a) a Successful Syndication (as defined in the Fee Letter) and (b) ninety (90) days after the Funding Date (such earlier date, the “Syndication Date”) (i) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (ii) direct contact between senior management, representatives and advisors of you, on the one hand, and the proposed Lenders, on the other hand at times mutually agreed upon, (iii) your assistance (and, to the extent the Acquisition is consummated pursuant to a One-Step Merger Transaction or a Two-Step Merger Transaction, using commercially reasonable efforts to cause the Target, subject to, and not in contravention of the Approved Transaction Agreement (as defined in the Summary of Additional Conditions to Funding attached hereto as Exhibit D), to assist) in the preparation of customary confidential information memoranda for the Credit Facility and other customary marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (iv) the hosting, with Wells Fargo Securities, of one or more meetings of prospective Lenders at times and locations to be mutually agreed upon, (v) your ensuring that there shall be no competing issuances of debt securities or commercial bank or other credit facilities of the Company or any of your subsidiaries (or, to the extent the Acquisition is consummated pursuant to a One-Step Merger Transaction or a Two-Step Merger Transaction, with respect to the Target and its subsidiaries, using reasonable best efforts to ensure there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Target or any of its subsidiaries) being offered, placed or arranged if such debt securities or commercial bank or other credit facilities would have, in the reasonable judgment of Wells Fargo Securities, a detrimental effect upon the syndication of the Credit Facility (other than (A) issuances of commercial paper, (B) to the extent the Acquisition is consummated pursuant to a One-Step Merger Transaction or a Two-Step Merger Transaction, any debt securities or commercial bank or other credit facilities of the Target and its subsidiaries permitted to be offered, placed or arranged pursuant to the Approved Transaction Agreement, (C) any senior notes (or any debt securities issued in lieu thereof) and/or any term loan facility for which WFS is a lead arranger, in each case, issued by the Company in lieu of, or intended to refinance, the Credit Facility (or any portion thereof) for purposes of financing all or any portion of the Transaction, (D) any revolving credit facility issued by the Company to refinance the revolving credit facility under the Existing Credit Agreement, (E) borrowings under the Existing Credit Agreement, and (F) other exceptions agreed to by the Lead Arranger) and (vi) the delivering of financial statement projections of the Company on a fiscal year basis through and including the 2024 fiscal year of the Company. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but without regard to your obligations to assist with syndication efforts as set forth herein, it is understood and agreed that neither the commencement nor completion of the syndication of the Credit Facility shall constitute a condition to the availability of the Credit Facility on the Funding Date.

Wells Fargo Securities will, in consultation with you, manage all aspects of any syndication of the Credit Facility, including decisions as to the selection of institutions to be approached and when they will be approached (provided that no Disqualified Institution will be approached), when their commitments will be accepted, and, with your approval with respect to each of the following (such approval not to be unreasonably withheld, conditioned or delayed), which institutions will participate (provided that no Disqualified Institution will participate), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist Wells Fargo Securities in its syndication efforts, you agree promptly to prepare and furnish to Wells Fargo Securities all customary information with respect to you, the Target and each of your and their respective subsidiaries and the Transaction, including all projections (including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”) and other financial information, as Wells Fargo Securities may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facility. For the avoidance of doubt, you will not be required to provide any information (a) to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon you, the Target or any of your or its respective affiliates, or (b) that is subject to attorney-client privilege or that constitutes attorney work product (provided that you shall notify us as to the scope of the information that is not being so provided). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to Wells Fargo Securities in connection with the syndication of the Credit Facility shall be those required to be delivered pursuant to paragraph (d) of Exhibit C and paragraph (h) of Exhibit D hereto. You hereby represent and warrant that (and with respect to the Target or its subsidiaries or business, to your knowledge), (i) all written information and data (other than the Projections, other forward-looking information, and information of a general economic or general industry nature) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives (the “Information”), is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (ii) the Projections that have been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time such Projections were prepared (it being understood that (x) the Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (y) the Projections are subject to significant uncertainties and contingencies and no assurance can be given that the projected results will be realized). You agree that if, at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections (or, with respect to Information and Projections with respect to the Target or its subsidiaries or business, you will use your commercially reasonable efforts to cause the Target, subject to, and not in contravention of the Approved Transaction Agreement, to supplement the Information and the Projections) so that such representations will be true and correct in all material respects (or, with respect to the Target and its subsidiaries or business, to your knowledge true and correct in all material respects) under those circumstances. In arranging and syndicating the Credit Facility, the Commitment Parties will be entitled to use and rely on the Information and the Projections and the estimates, forward looking statements, and information of a general economic or industry wide nature without responsibility for independent verification thereof.

You acknowledge that (a) Wells Fargo Securities on your behalf will make available Information Materials (which for purposes of this Commitment Letter, shall mean the Information, together with the Projections, other customary offering and marketing material and any confidential information memorandum, collectively, with the Term Sheet) to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system, and (b) certain prospective Lenders (“Public Lenders”) may not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company, the Target or their respective affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. In connection with the syndication of the Credit Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials that do not contain MNPI or are otherwise suitable for distribution to Public Lenders. Before distribution of any Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials.

As consideration for the commitments of the Commitment Lender and the Additional Commitment Lender hereunder and the agreement by the Commitment Parties to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in, and in accordance with the respective terms of, the Term Sheet and in the fee letter agreement dated the date hereof and delivered herewith with respect to the Credit Facility (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

The commitments of the Commitment Lender and the Additional Commitment Lender hereunder to fund the Credit Facility on the Funding Date and the agreements of the Commitment Parties to perform the services described herein are subject solely to the conditions set forth in the section entitled “Conditions to Funding” in the Term Sheet, the conditions set forth in the Summary of Conditions to Effectiveness attached hereto as Exhibit C and the conditions set forth in the Summary of Additional Conditions to Funding attached hereto as Exhibit D (such conditions, collectively, the “Specified Conditions”), and upon satisfaction (or waiver thereof in accordance with the terms hereof and the Credit Documentation) of the applicable Specified Conditions, the closing and funding of the Credit Facility shall occur.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the only representations the accuracy of which shall be a condition to the Closing Date and the availability of the Credit Facility on the Funding Date shall be (i) to the extent the Acquisition is consummated pursuant to a One-Step Merger Transaction or a Two-Step Merger Transaction, such of the representations made by the Target in the Approved Transaction Agreement as are material to the interests of the Lenders, but only to the extent that you (or any of your subsidiaries or affiliates) have the right to terminate your (or their) obligations under the Approved Transaction Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Approved Transaction Agreement (to such extent, the “Specified Transaction Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Credit Facility on the Funding Date if the Specified Conditions are otherwise satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Company in the Credit Documentation relating to organizational existence of the Company; corporate power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the borrowing under and performance of, the Credit Documentation; the Investment Company Act; execution, delivery and performance of the Credit Documentation not conflicting with or violating the organizational documents of the Company; execution, delivery and performance of the Credit Documentation not conflicting with or violating any applicable law or regulation if such conflict or violation would result in a Material Adverse Effect (to be defined in the Credit Documentation); solvency (to be determined in a manner consistent with the solvency certificate to be delivered substantially in the form set forth in Annex I to Exhibit D hereof); use of proceeds in violation of Federal reserve margin regulations; and no use of proceeds in violation of anti-corruption laws or sanctions. Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, the only conditions to availability of the Credit Facility on the Funding Date are the Specified Conditions. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

You agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and the respective officers, directors, employees, advisors, affiliates and agents of such persons (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Credit Facility, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such indemnified person is a party thereto, whether or not such proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to reimburse each indemnified person upon demand for any expenses (including reasonable and invoiced legal expenses of (i) one primary counsel and of any special regulatory counsel and one local counsel in each applicable jurisdiction for the affected indemnified persons, taken as a whole, and (ii) one additional counsel for each affected indemnified person in light of actual or potential conflicts of interest or the availability of different claims or defenses) incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not apply, as to any indemnified person, to losses, claims, damages, liabilities or related expenses to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from (A) the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s controlled affiliates or any of its or their respective officers, directors, employees, agents or controlling persons (each a “related party”) or (B) a material breach of this Commitment Letter by such indemnified person or any of its related parties or (ii) arise from any proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against another indemnified person (other than an agent, bookrunner, arranger or similar role acting under the Credit Facility in its capacity as such) and (b) to reimburse each Commitment Party and its affiliates on demand for all reasonable and invoiced out-of-pocket expenses (including due diligence expenses, syndication expenses, reasonable and invoiced consultant’s fees and expenses, travel expenses, and reasonable and invoiced fees, charges and disbursements of (i) one primary counsel and of any special regulatory counsel and one local counsel in each applicable jurisdiction, in each case for all of the Commitment Parties, taken as a whole, and (ii) one additional counsel for each affected indemnified person in light of actual or potential conflicts of interest or the availability of different claims or defenses) incurred in connection with the Credit Facility and any related documentation (including this Commitment Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such indemnified person or such indemnified person’s affiliates, directors, employees, advisors or agents. None of us, you or any indemnified person shall have any liability (whether direct or indirect, in contract, tort or otherwise) for any indirect, special, punitive or consequential damages arising out of, related to or in connection with the Credit Facility; provided that nothing contained in this sentence shall limit your indemnity obligations set forth in clause (a) of this paragraph.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each of Wells Fargo Securities and the Additional Arranger is a full service securities firm and each of Wells Fargo Securities and the Additional Arranger may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Company and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded to, and subject to the confidentiality obligations of, such Commitment Party hereunder.

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. Notwithstanding the foregoing sentence, (a) each of the Commitment Lender and the Additional Commitment Lender may assign its commitment hereunder, in whole or in part, to any of its affiliates or another Lender, in each case, that has entered into an amendment or joinder to this Commitment Letter committing to provide a portion of the Credit Facility on the terms and conditions set forth in this Commitment Letter, and in each case with the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), and upon such assignment the Commitment Lender or the Additional Commitment Lender, as applicable, shall be released from that portion of its commitment hereunder that has been assigned and (b) subject to the restrictions on assignments herein, the Commitment Parties may syndicate the Credit Facility and receive commitments with respect thereto in accordance with, and as contemplated by, this Commitment Letter; provided that each of the Commitment Lender and the Additional Commitment Lender shall retain exclusive control over all rights and obligations with respect to its commitment hereunder until the Closing Date has occurred. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facility and set forth the entire understanding of the parties with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT, (A) THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING (I) WHETHER AN ACQUISITION MAE

HAS OCCURRED; PROVIDED, FURTHER, THAT, IF THE DETERMINATION OF ACQUISITION MAE IS DETERMINED BY REFERENCE TO CLAUSE (1) OF THE DEFINITION THEREOF, THIS CLAUSE (I) SHALL ONLY APPLY TO THE EXTENT THE APPROVED TRANSACTION AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF DELAWARE; AND (II) (X) THE ACCURACY OF ANY SPECIFIED TRANSACTION AGREEMENT REPRESENTATION AND WHETHER YOU (OR ANY OF YOUR SUBSIDIARIES OR AFFILIATES) HAVE THE RIGHT TO TERMINATE YOUR (OR THEIR) OBLIGATIONS UNDER THE APPROVED TRANSACTION AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION AS A RESULT OF A BREACH OF SUCH REPRESENTATIONS IN THE APPROVED TRANSACTION AGREEMENT, AND (Y) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE APPROVED TRANSACTION AGREEMENT; PROVIDED THAT THIS CLAUSE (II) SHALL ONLY APPLY TO THE EXTENT THE APPROVED TRANSACTION AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, AND (B) THE FEDERAL SECURITIES LAWS OF THE UNITED STATES SHALL GOVERN IN DETERMINING WHETHER THE TENDER OFFER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE INITIAL OFFER TO PURCHASE.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your subsidiaries and affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors, auditors, controlling persons and equity holders who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure (such consent not to be unreasonably withheld or delayed), (c) in connection with the exercise of any remedies hereunder or any suit, action or proceedings relating to this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Facility or the enforcement of rights thereunder or (d) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose the Commitment Letter and its contents (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Credit Facility (including the Information Materials) or in connection with any public or regulatory filing requirement relating to the Transaction, (ii) you may disclose the Term Sheet and other exhibits and annexes to the Commitment Letter, and the contents thereof, to potential Lenders, (iii) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transaction to the extent customary or required in offering and marketing materials for the Credit Facility or in any public or regulatory filing requirement relating to the Transaction (and only to the extent aggregated with all other fees and expenses of the Transaction and not presented as an individual line item unless required by applicable law, rule or regulation) and (iv) you may disclose this Commitment Lender (but not the Fee Letter) to potential Additional Commitment Lenders and (v) you may disclose this Commitment Letter and its contents and, if the fee amounts payable pursuant to the Fee Letter, the economic terms of the “Market Flex Provisions” in the Fee Letter, and such other portions as mutually agreed have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), the Fee Letter and the contents thereof, in each case, to the rating agencies, the Target and its subsidiaries and each of their respective officers, directors, employees, agents, attorneys, accountants, advisors, auditors controlling persons and equity holders, on a confidential and need-to-know basis. The confidentiality provisions set forth in this paragraph shall be of no further effect after the second anniversary of the date hereof.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transaction solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure thereof), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction over, such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Target or any of your or its respective subsidiaries or affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target, or any of your or its respective subsidiaries or affiliates or any related parties thereto, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and to its and their respective employees, legal counsel, independent auditors, rating agencies, professionals and other experts or agents who need to know such information in connection with the Transaction and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case other than any Disqualified Institution or (h) for purposes of establishing a “due diligence” defense; provided that for purposes of clause (g) above, the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information. In the event that the Credit Facility is entered into, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph, shall terminate automatically and be superseded by the confidentiality provisions in the Credit Documentation upon the effectiveness thereof to the extent that such provisions are binding on such Commitment Parties.

Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT, OR TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies you and your subsidiaries, and the Target and its subsidiaries, which information may include each such entity’s name, address, tax identification number and other information that will allow each of us and the Lenders to identify each such entity in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of the Commitment Parties and the other Lenders. You hereby agree that the Commitment Parties shall be permitted to share any and all such information with the Lenders.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment hereunder; provided, that your obligations under this Commitment Letter (other than (a) provisions relating to titles awarded in connection with the Credit Facility and assistance to be provided by you in connection with the syndication thereof and (b) the confidentiality provisions set forth above) shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the effectiveness thereof, and you shall automatically be released from all liability in connection therewith at such time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to Wells Fargo Bank on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter prior to (or, in the event clause (y) is applicable, substantially simultaneously with) the earlier of (x) 5:00 p.m., New York City time, on June 20, 2019 and (y) the filing of the Initial Offer to Purchase with the SEC. Each of the Commitment Lender’s and the Additional Commitment Lender’s commitments (if any) and the obligations of the Commitment Parties hereunder will expire at such earlier time in the event that Wells Fargo Bank has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest (such earliest time, the “Expiration Date”) of (a) the termination of your obligations under the Tender Offer unless the Approved Transaction Agreement shall have been entered into prior to such date, (b) after execution of the Approved Transaction Agreement and prior to the consummation of the Acquisition, the termination of the Approved Transaction Agreement by you in accordance with its terms in the event that the Acquisition is not consummated, (c) the consummation of the Acquisition with or without the funding of the Credit Facility, (d) the execution of the Credit Documentation on the Closing Date with commitments thereunder in an aggregate amount no less than the outstanding commitments hereunder (as reduced in accordance with the terms hereof) and the satisfaction of all conditions precedent to the effectiveness thereof, (e) after execution of the Approved Transaction Agreement and prior to the consummation of the Acquisition, the “Outside Date” (or its equivalent) under the Approved Transaction Agreement (as such date may be extended pursuant to the Approved Transaction Agreement, but without giving effect to any amendment to the Approved Transaction Agreement made without the consent of the Commitment Parties), (f) December 17, 2019, and (g) any public announcement by you or any of your affiliates that you do not intend to proceed with the Acquisition or the financings therefor. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Lender and the Additional Commitment Lender hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

WELLS FARGO SECURITIES, LLC

By:	/s/ Lindsay Offutt
Name:	Lindsay Offutt
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Greg Strauss
Name:	Greg Strauss
Title:	Director

Accepted and agreed as of June 17, 2019:

CRANE CO.

By:	/s/ Richard A. Maue
Name:	Richard A. Maue
Title:	Senior Vice President and Chief Financial Officer

Commitment Letter

Exhibit A

PROJECT PROPEL

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto.

Crane Co. (the “Company”) will acquire directly or indirectly (the “Acquisition”) all of the issued and outstanding equity interests of CIRCOR International, Inc., a Delaware corporation (the “Target”), pursuant to either (a) a tender offer (as such tender offer may be amended, supplemented or otherwise modified from time to time, the “Tender Offer”) for all of the issued and outstanding equity interests of the Target (collectively, the “Shares”), including any Shares that may become outstanding upon the exercise of options or other rights to acquire Shares after the commencement of the Tender Offer but before the consummation of the Tender Offer, for a purchase price consisting of cash consideration set forth in the initial offer to purchase, to be dated June 17, 2019, pursuant to which the Tender Offer is made (the “Initial Offer to Purchase”) and all material documents entered into by you or your subsidiaries in connection with the Tender Offer (such documents, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time, are collectively referred to herein as the “Tender Offer Documents”) pursuant to which you accept for payment and pay for a number of Shares that, when added to the Shares owned by you or any of your subsidiaries, constitutes at least ninety percent (90%) of the outstanding Shares on a fully diluted basis, followed immediately by a merger of CR Acquisition Company, a Delaware corporation, and a wholly-owned domestic subsidiary of the Company (“MergerSub”) with and into the Target, with the Target being the surviving entity, pursuant to Section 253(a) of the Delaware General Corporation Law (the “DGCL”) in the manner contemplated by the Tender Offer Documents (a “253(a) Merger”, and the consummation of the Acquisition pursuant to the Tender Offer and a 253(a) Merger, a “TO-253(a) Merger Transaction”), or (b) an agreement and plan of merger (or similarly styled agreement) to be entered into among the Company, MergerSub and the Target (the “Transaction Agreement”), which Acquisition will be consummated either (i) pursuant to a one-step merger (a “One-Step Merger”) in which MergerSub will be merged with and into the Target, with the Target as the surviving entity (a “One-Step Merger Transaction”), or (ii) pursuant to a two-step transaction (a “Two-Step Merger Transaction”) consisting of (A) a first step Tender Offer for all outstanding Shares (other than any Shares held by the Company or one of its subsidiaries) for cash consideration as set forth in the Transaction Agreement pursuant to which you accept for payment and pay for a number of Shares that, when added to the Shares owned by you or any of your subsidiaries, constitutes at least a majority of the outstanding Shares on a fully diluted basis, followed by (B) a second step merger in which MergerSub will be merged with and into the Target pursuant to Section 251(h) of the DGCL, with the Target as the surviving entity, where such merger has been approved by the board of directors of the Target under Section 203 of the DGCL (unless Section 203 of the DGCL is inapplicable to such merger) (the “Second Step Merger”), and, in connection therewith, will consummate a new 364-day term loan credit facility in an aggregate amount of up to $1.50 billion as further described on Exhibit B to refinance certain existing indebtedness of the Target, to pay a portion of the cash consideration for the Acquisition, and to pay the fees and expenses incurred in connection with the Transaction.

Exhibit B

PROJECT PROPEL

SENIOR 364-DAY TERM LOAN CREDIT FACILITY

Summary of Terms and Conditions1

Crane Co. (the “Company”) intends to enter into a new 364-day term loan credit facility (the “Credit Facility”). Set forth below is a statement of the terms and conditions for the Credit Facility:

I. PARTIES

Borrower:	The Company.

Lead Arranger and Bookrunner:	Wells Fargo Securities, LLC (in such capacity, the “Lead Arranger”). An Additional Arranger may be appointed pursuant to the terms of the Commitment Letter; provided that the Lead Arranger will have “left” placement in any confidential information memoranda for the Credit Facility and in any other marketing materials used in connection with the syndication of the Credit Facility.

Administrative Agent:	Wells Fargo Bank, National Association (“Wells Fargo Bank” and, in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including Wells Fargo Bank and, if applicable, the Additional Commitment Lender, arranged by the Lead Arranger and reasonably acceptable to the Company (but excluding any Disqualified Institution) (collectively, the “Lenders”).

II. TERM LOAN CREDIT FACILITY

Type and Amount of Facility:	A 364-day term loan credit facility (the “Credit Facility”) in the amount of up to $1,500,000,000 (the loans thereunder, the “Term Loans” or the “Loans”). The Credit Facility shall be available in a single drawing at any time during the Availability Period (as defined below).

[1]	Capitalized terms used in this Exhibit B and not otherwise defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached (the “Commitment Letter”).

Availability Period:	The period beginning on the Closing Date and ending on the earliest of (a) the termination of your obligations under the Tender Offer unless an Approved Transaction Agreement shall have been entered into prior to such date, (b) after execution of the Approved Transaction Agreement and prior to the consummation of the Acquisition, the termination of the Approved Transaction Agreement by you or the expiration of the Approved Transaction Agreement, in either case, in accordance with its terms in the event that the Acquisition is not consummated, (c) the consummation of the Acquisition with or without the funding of the Credit Facility, (d) after execution of the Approved Transaction Agreement and prior to the consummation of the Acquisition, the “Outside Date” (or its equivalent) under the Approved Transaction Agreement (as such date may be extended pursuant to the Approved Transaction Agreement, but without giving effect to any amendment to the Approved Transaction Agreement to extend such date made without the consent of the Commitment Parties), (e) December 17, 2019, and (f) any public announcement by you or any of your affiliates that you do not intend to proceed with the Acquisition or the financings therefor (the “Availability Period”). Amounts repaid on the Credit Facility may not be reborrowed.

Maturity:	The date that is 364 days after the Funding Date.

Purpose:	The proceeds of the Term Loans shall be used to refinance certain existing indebtedness of the Target, to pay a portion of the cash consideration for the Acquisition, and to pay the fees and expenses incurred in connection with the Transaction.

III. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments:	Loans may be prepaid by the Company in minimum amounts to be mutually agreed without penalty or premium, subject to customary break funding payments in the case of Loans bearing interest at the Eurocurrency Rate (as defined herein).

Mandatory Prepayments:

The following amounts shall be applied to prepay the Loans (and, prior to the Funding Date, the commitments of the Lenders, pursuant to the Commitment Letter and the Credit Documentation, shall be automatically and permanently reduced on a dollar-for-dollar basis by such amounts) as set forth below:

(a) 100% of the net cash proceeds from any issuance or placement of any debt or equity securities by the Company or any of its subsidiaries (other than (i) commercial paper and (ii) other exceptions to be agreed upon), such prepayment to be made no later than five (5) business days after the date of the receipt of proceeds of any such issuance or placement;

(b) 100% of (i) the net cash proceeds of any other indebtedness incurred by the Company or any of its subsidiaries to finance all or any part of the Transaction, and (ii) the committed amount of any credit facility entered into by the Company or any of its subsidiaries to finance all or any part of the Transaction (such reduction to occur automatically upon the effectiveness of definitive documentation for such credit facility and receipt by the Lead Arranger of a notice from the Company that such credit facility constitutes a Qualifying Credit Facility (as defined below)) (other than, in each case, (A) any revolving credit facility issued by the Company to refinance the revolving credit facility under the Existing Credit Agreement (as defined below), (B) drawings under any revolving credit facility of the Company, the Target or any of their respective subsidiaries and (C) other exceptions to be agreed upon); and

(c) 100% of the net cash proceeds in excess of $50,000,000 in any fiscal year of the Company received from any sale or other disposition of any assets by the Company or any of its subsidiaries outside the ordinary course of business (subject to exceptions to be agreed upon).

“Qualifying Credit Facility” means a credit facility entered into by the Company or any of its subsidiaries for the purpose of financing all or any part of the Transaction that is subject to conditions precedent to funding that are not materially less favorable, taken as a whole, to the Company than the conditions set forth herein with respect to the Credit Facility, as determined in good faith by the Company (which determination shall be conclusive).

V. CERTAIN CONDITIONS

Conditions to Effectiveness:	The effectiveness of the definitive documentation for the Credit Facility (the “Credit Documentation”) on the Closing Date will be subject only to the conditions precedent set forth in Exhibit C.

Conditions to Funding:	The availability of the Credit Facility on the Funding Date will be subject only to (a) the conditions precedent set forth in the Limited Conditionality Provision and in Exhibit D, and (b) there being no payment or bankruptcy (with respect to the Company or any Material Subsidiary (as defined in the Existing Credit Agreement)) event of default in existence at the time of, or after giving effect to the making of, such extension of credit on the Funding Date.

V. CERTAIN DOCUMENTATION MATTERS

The Credit Documentation shall contain representations, warranties, covenants and events of default (in each case, applicable to the Company and its subsidiaries), limited to the following:

Representations and Warranties:	Financial statements; no material adverse change; corporate existence; compliance with law and agreements; corporate power and authority; enforceability of Credit Documentation; no governmental approvals; no conflict with organizational documents, law, governmental orders or material contractual obligations; no material litigation; no default; ownership of property; intellectual property; taxes; ERISA; Investment Company Act and other regulations; environmental matters; accuracy of disclosure (including accuracy as of the Closing Date of information included in any certificate regarding beneficial ownership required by the Beneficial Ownership Regulation (as defined below) (each, a “Beneficial Ownership Certificate”); solvency; Federal reserve margin regulations; and anti-corruption laws and sanctions.

Affirmative Covenants:	Delivery of financial statements, reports, officers’ certificates and other information reasonably requested by the Lenders (including information requested by the Administrative Agent or any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”));

payment of taxes; maintenance of existence and material rights and privileges; compliance with laws; maintenance of property and insurance; maintenance of books and records; right of representatives designated by the Administrative Agent to inspect property and books and records; notices of defaults, litigation and other material events; and use of proceeds.

Financial Covenant:

A maximum Leverage Ratio (to be defined in a manner consistent with that certain 5-Year Revolving Credit Agreement, dated as of December 20, 2017 (as amended, restated, supplemented and otherwise modified on or prior to the date of the Commitment Letter), among the Company, the borrowing subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Agreement”)), of 0.65 to 1.00 from the Closing Date.

The financial covenant shall be calculated (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Company or any subsidiary at “fair value”, as defined therein, (b) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof and (c) without giving effect to any change to or modification of GAAP (including as a result of the adoption of ASU 2016-02) which would require capitalization of leases that would have properly been characterized as “operating leases” in accordance with GAAP prior to giving effect to such change or modification.

Negative Covenants:	Limitations on: subsidiary indebtedness; liens; mergers, consolidations, liquidations and dissolutions; sales of all or substantially all assets; changes in lines of business; transactions with affiliates; and hedging agreements.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after five days; material inaccuracy of a representation or warranty when made; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period consistent with the Existing Credit Agreement); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; and a change of control.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Term Loans (and, prior to the Funding Date, the commitments of the Lenders), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any Term Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (b) the consent of each Lender affected thereby shall be required with respect to modifications of the pro rata sharing provisions and (c) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, and (ii) the release of the Company as the borrower.

Assignments and Participations:	Prior to the Funding Date, the Lenders shall be permitted to assign all or a portion of their commitments with the consent of (a) the Company (provided that the Company’s consent shall not be required for any assignments to any institution that is a lender under the Existing Credit Agreement as of the date of the Commitment Letter), and (b) the Administrative Agent. Following the Funding Date, the Lenders shall be permitted to assign all or a portion of their Loans with the consent, not to be unreasonably withheld, of (i) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten business days after having received notice thereof), unless (A) the assignee is a Lender or an affiliate of a Lender or an approved fund or (B) a payment or bankruptcy event of default has occurred and is continuing, and (ii) the Administrative Agent. In the case of partial assignments (other than to another Lender or an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000 unless otherwise agreed by the Company and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. No assignments or participations shall be made to any Disqualified Institution and the Credit Documentation will contain customary provisions regarding Disqualified Institutions. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted or issued) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurocurrency Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:

The Company shall pay (a) all reasonable and invoiced out-of-pocket expenses of the Administrative Agent, the Lead Arranger, the Additional Arranger and their affiliates associated with the syndication of the Credit Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (limited, in the case of expenses related to counsel, to the reasonable and invoiced fees, disbursements and other charges of one primary counsel and of any special regulatory counsel and one local counsel in each appropriate jurisdiction to the Administrative Agent, the Lead Arranger and the Additional Arranger, taken as a whole) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (limited, in the case of expenses related to counsel, to the fees, disbursements and other charges of one primary counsel and of any special regulatory counsel and one local counsel in each appropriate jurisdiction to the Administrative Agent, the Lead Arranger and the Additional Arranger, taken as a whole, and additional counsel to all similarly affected persons, taken as a whole, in light of actual or potential conflicts of interest or the availability of different claims or defenses) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Lead Arranger, the Additional Arranger, the Lenders and their affiliates and the respective officers, directors, employees, advisors and agents of such persons (each, an “indemnified person”) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent determined by a court of competent jurisdiction by a final, non-appealable judgment to have resulted from (i) the gross negligence or willful misconduct of the relevant indemnified person or any of its officers, directors, employees, advisors, affiliates or agents, (ii) the material breach by such indemnified person of its express obligations under the Credit Documentation pursuant to a claim initiated by the Company, or (iii) any proceeding that does not involve an act or omission by the Company or any of its affiliates and that is brought by an indemnified person against another indemnified person (other than an agent, bookrunner, arranger or similar role acting under the Credit Facility in its capacity as such).

Other:	The Credit Documentation will contain customary EU bail-in, lender ERISA, defaulting lender, LIBOR successor, limited liability company division and qualified financial contract provisions and shall reflect operational, agency and related provisions that are customarily included in credit agreements with respect to which Wells Fargo Bank acts as administrative agent.

Governing Law and Forum:	State of New York; provided that (a) the laws of the State of Delaware shall govern in determining (i) whether an Acquisition MAE has occurred; provided, further, that, if the determination of Acquisition MAE is determined by reference to clause (1) of the definition thereof, this clause (i) shall only apply to the extent the approved transaction agreement is governed by the laws of the State of Delaware; and (ii) (x) the accuracy of any Specified Transaction Agreement Representation and whether the Company (or any of its subsidiaries or affiliates) have the right to terminate its obligations under the Approved Transaction Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Approved Transaction Agreement, and (y) whether the Acquisition has been consummated in accordance with the terms of the Approved Transaction Agreement; provided, further, that this clause (ii) shall only apply to the extent the Approved Transaction Agreement is governed by the laws of the State of Delaware, and (b) the federal securities laws of the United States shall govern in determining whether the Tender Offer has been consummated in accordance with the terms and conditions of the Initial Offer to Purchase.

Primary Counsel to the Administrative Agent and the Lead Arranger:	Moore & Van Allen PLLC.

Annex I

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Company may elect that the Loans bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurocurrency Rate plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by Wells Fargo Bank as its prime rate in effect at its principal U.S. office (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Eurocurrency Rate for a one month interest period on the applicable date plus 1%.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“Eurocurrency Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities and other applicable mandatory costs) for eurodollar deposits in the London interbank market for a period equal to one, two, three or six months (as selected by the Company) appearing on the applicable Reuters screen. Notwithstanding the foregoing, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of the Credit Documentation.

Interest Payment Dates:

In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurocurrency Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	For the period beginning on the later of (a) the date 90 days following the Specified Trigger Date (as defined in the Fee Letter) and (b) the date of execution of the Credit Documentation, and ending on the Funding Date, the Company shall pay a commitment fee with respect to the Credit Facility calculated at a rate per annum determined in accordance with the pricing grid attached hereto as Annex I-A on the average daily amount of the undrawn commitments under the Credit Facility, payable quarterly in arrears.

Default Rate:	At any time during the continuance of any payment or bankruptcy default, all outstanding Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A

PRICING GRID

APPLICABLE MARGIN

The Applicable Margin, for any day, with respect to any Eurocurrency Loan or ABR Loan under the Credit Facility or with respect to commitment fees payable with respect to the Credit Facility, as the case may be, shall be the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread”, or “Commitment Fee Rate”, as the case may be, based on the senior, unsecured, long-term indebtedness rating (the “Index Debt”) by S&P and Moody’s, respectively, applicable on such date to the Company:

Level	Rating (S&P/Moody’s)	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
I	Greater than or equal to A/A2	87.5 bps	0.0 bps	7.0 bps
II	Greater than or equal to A-/A3 but less than A/A2	100.0 bps	0.0 bps	9.0 bps
III	Greater than or equal to BBB+/Baa1 but less than A-/A3	112.5 bps	12.5 bps	10.0 bps
IV	Greater than or equal to BBB/Baa2 but less than BBB+/Baa1	125.0 bps	25.0 bps	12.5 bps
V	Greater than or equal to BBB-/Baa3 but less than BBB/Baa2	137.5 bps	37.5 bps	17.5 bps
VI	Less than BBB-/Baa3	175.0 bps	75.0 bps	22.5 bps

For purposes of the foregoing: (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Level VI; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Margin shall be based on the higher of the two ratings, unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin shall be determined by reference to the Level next above that of the lower of the two ratings; and (c) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Exhibit C

PROJECT PROPEL

Summary of Conditions Precedent to Effectiveness2

The effectiveness of the Credit Documentation on Closing Date shall be subject to the satisfaction of the following conditions on or before the Expiration Date:

(a)    Each party thereto shall have executed and delivered reasonably satisfactory definitive Credit Documentation consistent with the terms of the Commitment Letter (including the Limited Conditionality Provisions thereof and the Term Sheet), and otherwise usual and customary for transactions of this type, except to the extent otherwise expressly agreed in the Commitment Letter (including the Term Sheet), it being understood that the terms of the definitive Credit Documentation shall be in a form such that they do not impair the availability of the Credit Facility on the Funding Date if the Specified Conditions are otherwise satisfied.

(b)    All fees due to the Administrative Agent, the Lead Arranger, the Additional Arranger and the Lenders on or prior to the Closing Date shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agent, the Lead Arranger and the Additional Arranger that have been invoiced at least three (3) business days prior to the Closing Date (or such shorter period as the Company may agree) shall have been paid.

(c)    The Administrative Agent shall have received such legal opinions, documents, certificates and other instruments as are customary for transactions of this type.

(d)    The Lead Arranger shall have received (i) audited consolidated financial statements of the Company for the three most recent fiscal years of the Company completed at least 90 days prior to the Closing Date, (ii) audited consolidated financial statements of the Target for the three most recent fiscal years of the Target completed at least 90 days prior to the Closing Date; provided that if a Transaction Agreement has not be signed prior to the Closing Date, the financial statements referred to in this clause (ii) shall only be required to be delivered to the extent publicly available, (iii) unaudited interim consolidated financial statements of the Company for each fiscal quarterly period of the Company ended after the latest fiscal year referred to in clause (i) above and ended at least 45 days prior to the Closing Date, (iv) unaudited interim consolidated financial statements of the Target for each fiscal quarterly period of the Target ended after the latest fiscal year referred to in clause (ii) above and ended at least 45 days prior to the Closing Date; provided that if a Transaction Agreement has not be signed prior to the Closing Date, the financial statements referred to in this clause (iv) shall only be required to be delivered to the extent publicly available, and (v) a pro forma consolidated balance sheet of the Company and its subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to clause (i) above and a pro forma consolidated statement of operations for the most recent fiscal year of the Company, adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions, with respect to the pro forma consolidated balance sheet, had occurred on such date or, with respect to the pro forma consolidated statement of operations, had occurred on the first day of the most recently completed

[2]

Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

fiscal year of the Company; provided, that if a Transaction Agreement has not been signed prior to the Closing Date, the pro forma financial statements referred to in this clause (v) may be prepared based on publicly available information of the Target and its subsidiaries.

(e)    To the extent the Acquisition is consummated pursuant to a One-Step Merger Transaction or a Two-Step Merger Transaction, the Lead Arranger shall have been afforded a period of at least 15 business days following the execution of the Transaction Agreement to syndicate the Credit Facility, unless otherwise consented to by the Lead Arranger.

(f) The Administrative Agent and the Lead Arranger shall have received all documentation and other information about the Company that shall have been reasonably requested by the Administrative Agent or the Lead Arranger in writing at least 10 days prior to the Closing Date and that the Administrative Agent and the Lead Arranger determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(g) To the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation as of the Closing Date, the Administrative Agent and each Lender shall have received, to the extent requested by the Administrative Agent or such Lender, a Beneficial Ownership Certification in relation to the Company at least 3 days prior to the Closing Date.

C-2

Exhibit D

PROJECT PROPEL

Summary of Additional Conditions to Funding3

The availability and funding of the Credit Facility on the Funding Date shall also be subject to the satisfaction (or waiver thereof in accordance with the Commitment Letter and the Credit Documentation) of the following conditions on or before the expiration of the Availability Period:

(a)    The Closing Date shall have occurred or all conditions to effectiveness of the Credit Documentation set forth on Exhibit C shall have been satisfied (or waived in accordance with the Commitment Letter and the Credit Documentation).

(b)    The Acquisition shall have been consummated, or shall be consummated substantially simultaneously with the borrowing of the Credit Facility, either pursuant to:

(i)    a TO-253(a) Merger Transaction occurring substantially simultaneously with the borrowing of the Credit Facility, in which case, each of (A) the Tender Offer, pursuant to which you accept for payment and pay for a number of Shares that, when added to the Shares owned by you or any of your subsidiaries, constitutes at least ninety percent (90%) of the outstanding Shares on a fully diluted basis, and (B) the 253(a) Merger, shall have been consummated in all material respects in accordance with the terms and conditions of the Initial Offer to Purchase (which shall be in form and substance reasonably satisfactory to the Commitment Parties; provided that it is understood the draft Initial Offer to Purchase provided by legal counsel to the Company to the Commitment Parties by electronic mail on June 14, 2019 at 7:24 AM EDT (the “Specified Draft Initial Offer to Purchase”) is satisfactory to the Commitment Parties), without giving effect to any modifications, amendments, consents or waivers by you to the Initial Offer to Purchase (including, without limitation, the waiver by you of, or failure by you to assert or exercise rights with respect to, any of the conditions to the Tender Offer in Section 14 of the Initial Offer to Purchase) that are materially adverse to the interests of the Lenders or the Commitment Parties, unless consented to in writing by the Commitment Parties; provided that any change in the purchase price per share set forth in the Initial Offer to Purchase in excess of the Specified Percentage (as defined in the Fee Letter), shall be deemed to be materially adverse (it being understood that any reduction in the acquisition consideration not in excess of the Specified Percentage shall be applied to reduce the aggregate principal amount of the Credit Facility); provided, however, that any amendment, supplement, modification or waiver of the Section 203 Condition (as defined in the Initial Offer to Purchase) and/or the Merger Agreement Condition (as defined in the Initial Offer to Purchase) shall not be considered materially adverse to the Commitments Parties or the Lenders, so long as the Acquisition is consummated pursuant to a TO-253(a) Merger Transaction; or

(ii)    a Two-Step Merger Transaction occurring substantially simultaneously with the borrowing of the Credit Facility, in which case, (A) the Tender Offer, pursuant

[3]

Capitalized terms used in this Exhibit D shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

to which you accept for payment and pay for a number of Shares that, when added to the Shares owned by you or any of your subsidiaries, constitutes at least a majority of the outstanding Shares on a fully diluted basis, shall have been consummated in all material respects in accordance with the terms and conditions of the Initial Offer to Purchase (which shall be in form and substance reasonably satisfactory to the Commitment Parties; provided that it is understood the Specified Draft Initial Offer to Purchase is satisfactory to the Commitment Parties), without giving effect to any modifications, amendments, consents or waivers by you to the Initial Offer to Purchase (including, without limitation, the waiver of, or failure to assert or exercise rights with respect to, any of the conditions to the Tender Offer in Section 14 of the Initial Offer to Purchase) that are materially adverse to the interests of the Lenders or the Commitment Parties, unless consented to in writing by the Commitment Parties; provided that (x) any change in the purchase price per share set forth in the Initial Offer to Purchase in excess of the Specified Percentage (as defined in the Fee Letter, the “Specified Percentage”), shall be deemed to be materially adverse (it being understood that any reduction in the acquisition consideration not in excess of the Specified Percentage shall be applied to reduce the aggregate principal amount of the Credit Facility), (y) any amendment to the Initial Offer to Purchase solely in connection with the entry of an Approved Transaction Agreement in order to facilitate a Two-Step Merger Transaction pursuant to an Approved Transaction Agreement and such Initial Offer to Purchase, as so amended, shall not be considered materially adverse to the interests of the Commitment Parties or the Lenders, and (z) any amendment, supplement, modification or waiver of the Minimum Tender Condition (as defined in the Initial Offer to Purchase), including any reduction thereof, the Section 203 Condition (as defined in the Initial Offer to Purchase) or the Merger Agreement Condition (as defined in the Initial Offer to Purchase) shall be considered materially adverse to the interests of the Commitment Parties and the Lenders; and (B) the Second Step Merger, shall have been consummated in all material respects in accordance with the terms and conditions of the Transaction Agreement, which Transaction Agreement (including the exhibits, schedules and annexes and other attachments thereto) shall be reasonably satisfactory to the Lead Arranger (any such satisfactory Transaction Agreement in connection with a One-Step Merger Transaction or a Two-Step Merger Transaction, the “Approved Transaction Agreement”), without giving effect to any modifications, amendments, consents or waivers by you to the Approved Transaction Agreement that are materially adverse to the interests of the Lenders or the Commitment Parties, unless consented to in writing by the Commitment Parties; provided that, without limiting any other rights and/or obligations under this Exhibit D, any reduction in the acquisition consideration in excess of the Specified Percentage of the acquisition consideration pursuant to the Approved Transaction Agreement, shall be deemed to be materially adverse (it being understood that any reduction in the acquisition consideration not in excess of the Specified Percentage shall be applied to reduce the aggregate principal amount of the Credit Facility); or

(iii)    a One-Step Merger Transaction, in which case, such One-Step Merger Transaction shall be consummated in all material respects in accordance with the terms and conditions of the Approved Transaction Agreement, without giving effect to any modifications, amendments, consents or waivers by you to the Approved Transaction Agreement that are materially adverse to the interests of the Lenders or the Commitment Parties, unless consented to in writing by the Commitment Parties; provided that, without limiting any other rights and/or obligations under this Exhibit D, any reduction in the acquisition consideration in excess of the Specified Percentage of the acquisition consideration pursuant to the Approved Transaction Agreement, shall be deemed to be materially adverse (it being understood that any reduction in the acquisition consideration not in excess of the Specified Percentage shall be applied to reduce the aggregate principal amount of the Credit Facility).

(c)    To the extent the Acquisition is consummated pursuant to a One-Step Merger Transaction or a Two-Step Merger Transaction, the Specified Transaction Agreement Representations shall be true and correct.

(d)    The Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality or material adverse effect).

(e)    (i) If the Acquisition is consummated pursuant to a TO-253(a) Merger Transaction, all indebtedness of the Target and its Subsidiaries, other than Indebtedness permitted under the Credit Documentation, shall have been repaid (or will be repaid substantially concurrently with the consummation of the Acquisition), and the Company shall have used commercially reasonable efforts to provide the Administrative Agent with reasonably satisfactory evidence of such repayment and the discharge (or the making of arrangements for discharge) of all liens, if any, in connection therewith; or (ii) if the Acquisition is consummated pursuant to a One-Step Merger Transaction or a Two-Step Merger Transaction, the Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness required to be repaid pursuant to the Approved Transaction Agreement on the consummation of the Acquisition and the discharge (or the making of arrangements for discharge) of all liens, if any, in connection therewith.

(f)    All fees due to the Administrative Agent, the Lead Arranger, the Additional Arranger and the Lenders on or prior to the Funding Date shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agent, the Lead Arranger and the Additional Arranger that have been invoiced at least three (3) business days prior to the Funding Date (or such shorter period as the Company may agree) shall have been paid.

(g)    (i) If the Acquisition is consummated pursuant to a TO-253(a) Merger Transaction, there shall not have occurred any event, condition, development, circumstance, change or effect that, individually or in the aggregate with any other events, conditions, developments, circumstances, changes and effects occurring on or after the date of the announcement of the Tender Offer, that is or may be materially adverse to the business, properties, condition (financial or otherwise), assets, liabilities, capitalization, operations or results of operations of the Target or any of its subsidiaries or affiliates (a “Tender MAE”), or (ii) if the Acquisition is consummated pursuant to a One-Step Merger Transaction or a Two-Step Merger Transaction, there shall not have occurred since December 31, 2018 (or such later date as may be specified in the material adverse effect representation or condition in the Approved Transaction Agreement), a Target Material Adverse Effect. For purposes of this Commitment Letter, (A) “Target Material Adverse Effect” shall have the meaning given to such term (or its equivalent) in the Approved Transaction Agreement and (B) “Acquisition MAE” shall mean (1) if the Acquisition is consummated pursuant to a One-Step Merger Transaction or a Two-Step Merger Transaction, a Target Material Adverse Effect or (2) otherwise, a Tender MAE.

(h)    The Lead Arranger shall have received (i) audited consolidated financial statements of the Target for the three most recent fiscal years of the Target completed at least 90 days prior to the Funding Date; provided that if a Transaction Agreement has not be signed prior to the Funding Date, the financial statements referred to in this clause (i) shall only be required to be delivered to the extent publicly available, and (ii) unaudited interim consolidated financial statements of the Target for each fiscal quarterly period of the Target ended after the latest fiscal year referred to in clause (i) above and ended at least 45 days prior to the Funding Date; provided that if a Transaction Agreement has not be signed prior to the Funding Date, the financial statements referred to in this clause (ii) shall only be required to be delivered to the extent publicly available. Additionally, if a Successful Syndication has not occurred prior to the Funding Date, the Lead Arranger shall have received a pro forma consolidated balance sheet of the Company and its subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to the Credit Documentation and a pro forma consolidated statement of operations for the most recent fiscal year of the Company, adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions, with respect to the pro forma consolidated balance sheet, had occurred on such date or, with respect to the pro forma consolidated statement of operations, had occurred on the first day of the most recently completed fiscal year of the Company; provided, that if a Transaction Agreement has not been signed prior to the Funding Date, the pro forma financial statements referred to in this sentence may be prepared based on publicly available information of the Target and its subsidiaries.

(i)    The Administrative Agent shall have received a solvency certificate, in substantially the form attached hereto as Annex I, from the principal financial officer of the Company that shall document the solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the Transaction and the other transactions contemplated hereby.

(j)    The Administrative Agent shall have received (i) a customary closing certificate (certifying (A) as the satisfaction of the conditions set forth in clauses (b) and (d) of this Exhibit D, and, to the knowledge of the Company, clauses (c) and (g) of this Exhibit D), and (B) that there is no payment or bankruptcy (with respect to the Company or any Material Subsidiary (as defined in the Existing Credit Agreement)) event of default in existence at the time of, or after giving effect to the making of, the extensions of credit on the Funding Date) and (ii) a customary notice of borrowing.

Annex I

SOLVENCY CERTIFICATE

[                    ], 20[    ]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [    ] of the Credit Agreement, dated as of [            ], 20[    ] (the “Credit Agreement”), among Crane Co. (the “Company”), the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                    ], the Principal Financial Officer of the Company, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Company that as of the date hereof, after giving effect to the consummation of the Transaction (including the execution and delivery of [the Transaction Agreement and] the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1.    The sum of the liabilities (including contingent liabilities) of the Company and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Company and its Subsidiaries, on a consolidated basis.

2.    The present fair saleable value of the assets of the Company and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its Subsidiaries as they become absolute and matured.

3.    The capital of the Company and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.    The Company and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.    The Company and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6.    For purposes of this Certificate, subject to note [11] of the Company’s most recent audited financial statements, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7.    In reaching the conclusions set forth in this Certificate, the undersigned has (a) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (b) reviewed the financial statements (including the pro forma financial statements) referred to in Section [    ] of the Credit Agreement (the “Financial Statements”) and (c) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Company and its Subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and fairly present, in all material respects, on a pro forma basis as of [                    ] (after giving effect to the Transaction), the Company’s and its Subsidiaries’ consolidated financial condition.

8.    The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

9.    The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

CRANE CO.

By:
Name:
Title:	Principal Financial Officer